Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Zoltek Companies, Inc.
We have issued our report dated December 7, 2007 (except for Note 13, as to which the date is June 26, 2008), with respect to the consolidated financial statements and schedule, and our report dated December 7, 2007, with respect to the internal control over financial reporting included in the Annual Report of Zoltek Companies, Inc. on Form 10-K/A for the year ended September 30, 2007. We hereby consent to the incorporation by reference of our reports in the Registration Statements of Zoltek Companies, Inc. on form S-8 (File Nos. 33-83160, 333-145113, 333-145114, and 33-06565).
 /s/ Grant Thornton LLP
Chicago, Illinois
June 26, 2008